BancFirst Corporation
101 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA 73102

PRESS RELEASE

For Immediate Release: Tuesday, December 8, 2009
For further information call David Rainbolt, Chief Executive Officer
BancFirst Corporation at (405) 270-1002 or Bill McCully, President, First
State Bank, Jones, OK (405) 399-2221

BANCFIRST CORPORATION
ANNOUNCES ACQUISITION OF FIRST JONES BANCORPORATION

Oklahoma City, OK – BancFirst Corporation (NASDAQ GSM: BANF) today announced that it has completed the previously announced acquisition of First Jones Bancorporation.  On November 30, 2009, First State Bank, Jones, the subsidiary bank, had approximately $36 million in assets, $31 million in deposits, and $4.5 million in equity capital.  The acquisition will be accounted for as a purchase.  First State Bank, Jones will operate as a subsidiary of BancFirst Corporation until it is merged into the BancFirst system, which is expected to be during the first quarter of 2010.  The acquisition will enhance the presence of BancFirst in eastern Oklahoma County.

BancFirst Corporation is an Oklahoma based financial services holding company.  The Company’s principal subsidiary bank, BancFirst, is Oklahoma’s largest state-chartered bank with total assets of $4.3 billion, loans of $2.7 billion, deposits of $3.9 billion and equity of $426 million.  BancFirst offers banking services with 88 banking locations serving 44 communities across Oklahoma.

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.